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                                          USAir Group, Inc.
                                             Exhibit 11
                    Computation of Primary and Fully Diluted Earnings Per Share

                         (dollars in thousands, except per share amounts)

                                                       Years Ended December 31,
                                    -----------------------------------------------------------
                                         1995        1994        1993         1992        1991
                                         ----        ----        ----         ----        ----
Adjustments to Net Income (Loss)
Income (loss) before
  accounting change                  $ 119,287   $(684,923)  $(349,367) $  (600,818)  $(305,258)
Preferred dividend requirement         (84,904)    (78,036)    (73,651)     (51,766)    (44,306)
                                      --------    --------    --------    ---------    --------
Net income (loss) applicable to
  common stock before accounting
  change                                34,383    (762,959)   (423,018)    (652,584)   (349,564)
Accounting change                            -           -     (43,749)    (628,098)          -
                                       -------    --------    --------    ---------    --------
Net income (loss) applicable to
  common stock and common stock
  equivalents used for primary
  computation                           34,383    (762,959)   (466,767)  (1,280,682)   (349,564)
Fully Diluted Adjustments
  Assume conversion of preferred
  stock and convertible debentures
    Preferred dividend requirement      84,904      78,036      73,651       51,766      44,306
                                      --------    --------    --------    ---------    --------
      Adjusted net income (loss)
        applicable to common stock
        assuming full dilution       $ 119,287   $(684,923)  $(393,116) $(1,228,916)  $(305,258)
                                      ========    ========    ========    =========    ========
Adjustments to Shares Outstanding
Average number of shares of common
 stock                                  62,352      59,915      55,070       47,026      45,864
Primary Adjustments (1)
  Assume exercise of options and
    common stock equivalents                78           -           -            -           -
      Total average number of common  --------    --------    --------    ---------    --------
        and common equivalent shares
        used for primary computation    62,430      59,915      55,070       47,026      45,864
                                      ========    ========    ========    =========    ========
Average number of shares of common
 stock                                  62,352      59,915      55,070       47,026      45,864
Fully Diluted Adjustments (2)
  Assume exercise of options               174          12         517            -          12
  Assume conversion of preferred
    stock and debentures
      Preferred stock                   39,156      39,156      38,642       17,463      12,928
        Total average number of       --------    --------    --------    ---------    --------
          shares assumed to be
          outstanding after full
          conversion                   101,682      99,083      94,229       64,489      58,804
                                      ========    ========    ========    =========   =========
Income (Loss) Per Common Share
Primary (1)
  Before accounting change           $    0.55   $  (12.73)  $   (7.68) $    (13.88)  $   (7.62)
  Effect of accounting change                -           -       (0.80)      (13.35)          -
                                      --------    --------    --------    ---------    --------
    Primary income (loss) per
    common share                     $    0.55   $  (12.73)  $   (8.48) $    (27.23)  $   (7.62)
                                       =======    ========    ========      =======    ========
Fully diluted (2)
  Before accounting change           $    1.17   $   (6.91)  $   (3.71) $     (9.32)  $   (5.19)
  Effect of accounting change                -           -       (0.46)       (9.74)          -
                                      --------    --------    --------     --------    --------
    Fully diluted income (loss)
      per common share               $    1.17   $   (6.91)  $   (4.17) $    (19.06)  $   (5.19)
                                      ========    ========    ========     ========    ========
(1)  The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.
(2)  The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with Regulation S-K Item 601(a)(11).
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